Exhibit 99

                       CDW Reports Third Quarter Results

        Company Achieves Record Quarterly Revenue and Earnings per Share

    VERNON HILLS, Ill.--(BUSINESS WIRE)--Oct. 18, 2006--CDW
Corporation (NASDAQ:CDWC):

    --  Average daily sales: $27.610 million, up 5.8% year-over-year

    --  Sales: $1.739 billion, up 4.1% year-over-year

    --  Diluted earnings per share: $0.98, up 11.4% year-over-year

    --  Gross profit: $267.9 million, up 5.1% year-over-year

    --  Net income: $77.7 million, up 6.3% year-over-year

    CDW Corporation (NASDAQ: CDWC) achieved record quarterly sales, gross profit, net income and diluted earnings per share in the third quarter of 2006.

    Total sales in the third quarter of 2006 were $1.739 billion compared to $1.670 billion in the third quarter of 2005, an increase of 4.1 percent. Average daily sales in the third quarter of 2006 were $27.610 million compared to $26.097 million in the third quarter of 2005, representing a 5.8 percent increase. The third quarter of 2006 had 63 billing days and the third quarter of 2005 had 64 billing days.

    Gross profit for the third quarter of 2006 was $267.9 million compared to $254.9 million in the third quarter of 2005, an increase of 5.1 percent. Net income increased 6.3 percent for the third quarter of 2006 to $77.7 million versus the prior year period, including the impact of the required implementation of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 123R ("SFAS 123R") relating to stock options as of January 1, 2006, and a reduction in the effective tax rate. Diluted earnings per share were $0.98 in the third quarter of 2006, an increase of 11.4 percent compared to diluted earnings per share of $0.88 in the third quarter of 2005. The third quarter of 2006 included stock-based compensation expense of $2.5 million after tax ($4.0 million pre-tax), or $0.03 per diluted share due to the implementation of SFAS 123R, and $0.05 per diluted share from a lower effective tax rate.

    "Our third quarter performance established another set of records for CDW. We continue to focus on profitable growth and creating an unmatched experience for our customers," said John A. Edwardson, chairman and chief executive officer.

    "To meet specific customer needs and maximize our sales coverage, we have increasingly segmented our customers based on industry verticals and geography over the past several years. Our long-term strategy of segmentation of the public sector has resulted in strong and profitable growth. In the first half of 2006, we applied this strategy to the corporate sector by segmenting most of our medium and large corporate customers into geographic regions, and organizing our corporate sales teams accordingly. Medium and large corporate sector account managers are continuing to build relationships with customers whose accounts have been transferred into regions. The corporate sector is still in the implementation stage and we are confident this is the right approach for the long term. We are focused on executing the segmentation strategy and accelerating growth in the corporate sector," said Edwardson.

    "We are excited about our recent acquisition of Berbee Information Networks Corporation, one of the nation's largest independent IT solution providers. Our organizations are both industry leaders committed to superior customer service and profitable growth. Together we will offer customers a single source for their core technology needs and more advanced IT services and solutions. In addition, we expect to scale Berbee's business processes to generate additional growth opportunities," said Edwardson.

    Third Quarter Highlights:

    -- Total corporate sector segment sales in the third quarter of 2006 were $1.088 billion compared to $1.117 billion in the third quarter of 2005, representing a decrease of 2.5 percent. Third quarter of 2006 average daily sales for the corporate sector segment were $17.276 million compared to $17.448 million in the third quarter of 2005, representing a decrease of 1.0 percent.

    -- Total public sector segment sales in the third quarter of 2006 were $651.1 million compared to $553.5 million in the third quarter of 2005, representing an increase of 17.6 percent. Third quarter of 2006 average daily sales for the public sector segment were $10.335 million compared to $8.649 million in the third quarter of 2005, representing an increase of 19.5 percent.

    -- Product categories that achieved the strongest year-over-year unit volume growth for the quarter on an average daily basis included notebook CPUs, software, printers, net comm, video, memory, and input devices.

    -- Direct web sales in the third quarter of 2006 were $496.3 million, representing a 9.0 percent increase compared to the same period a year ago, and comprised 28.5 percent of total sales.

    -- September 2006 sales were $593.9 million compared to $592.8 million in September 2005, representing a 0.2 percent increase. September 2006 average daily sales were $29.697 million compared to $28.228 million in the prior period, representing a 5.2 percent increase. September 2006 had 20 billing days and September 2005 had 21 billing days. In September 2006, corporate sector segment sales decreased 1.4 percent on an average daily basis and public sector segment sales increased 17.6 percent on an average daily basis.

    Gross profit margin was 15.4 percent in the third quarter of 2006 compared to 15.3 percent in the same period of 2005. The increase was primarily due to improved product margin.

    Selling and administrative expenses as a percentage of sales were
7.3 percent in the third quarter of 2006 compared to 6.8 percent in the third quarter of 2005. The increase in selling and administrative expenses in the third quarter of 2006 was primarily due to:

    -- Incremental costs of $5.0 million associated with the operations of the company's new distribution center in North Las Vegas, Nevada, and additional leased office space in Chicago and Vernon Hills, Illinois. As previously announced, these infrastructure investments are being made to position the company for future growth.

    -- Stock-based compensation expense of $4.0 million due to the required implementation of SFAS 123R on January 1, 2006, as previously announced.

    -- Increased sales commission expense due to the achievement of a stronger gross profit margin compared to the prior year period.

    -- Increased payroll costs as a result of continued investment in expanding CDW's sales force and additional coworkers to support a larger and growing business.

    Operating margin was 6.4 percent in the third quarter of 2006 compared to 6.7 percent in the third quarter of 2005.

    Interest income was $5.2 million for the third quarter of 2006, an increase of $1.5 million compared to the same period of 2005 due to higher interest rates. The effective tax rate for the third quarter of 2006 was 33.2 percent compared to 36.9 percent for the third quarter of 2005. The year-over-year decrease in the effective tax rate is primarily due to a $5 million tax benefit recognized in the third quarter of 2006 for the reduction of tax reserves due to the expiration of the statute of limitations for the tax year to which they relate.

    Share Repurchase Activity

    During the third quarter of 2006, CDW repurchased 300,000 shares of common stock at an average price of $52.42 per share for an aggregate purchase price of $16 million. Under the current share repurchase program approved in April 2006 for the repurchase of 5.0 million shares, 3.2 million shares remain available for purchase. CDW has returned a total of $269 million to shareholders in the first nine months of 2006 comprised of $228 million of share repurchases and an annual cash dividend of $41 million.

    The company plans to release October sales on Wednesday, November 8, 2006. October 2005 had 21 billing days and October 2006 will have 22 billing days.

    Forward Looking Statement

    Any forward-looking statements contained in this release are based on the Company's beliefs and expectations as of the date of this release and are subject to certain risks and uncertainties which may have a significant impact on the Company's business, operating results or financial condition. Should any risk or uncertainty materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described in forward-looking statements. Factors affecting the Company's business and prospects are discussed in the Company's filings with the Securities and Exchange Commission.

    About CDW

    CDW(R), ranked No. 343 on the FORTUNE 500, is a leading provider of technology solutions for business, government and education. CDW is a principal source of technology products and services including top name brands such as Acer, Adobe, Apple, Cisco, HP, IBM, Lenovo, Microsoft, Panasonic, Samsung, Sony, Symantec, Toshiba and ViewSonic. CDW's direct model offers customers one-on-one relationships with knowledgeable account managers and access to more than 600 on-staff engineers and advanced technology specialists who customize solutions for customers' complex technology needs. CDW also provides same-day product shipping and post-sales technical support.

    CDW was founded in 1984 and employs approximately 5,250 coworkers. In 2005, the company generated sales of $6.3 billion. For more information, visit CDW.com.

    A live web cast of CDW's management discussion of the third quarter of 2006 results will be available at www.cdw.com/investor. The web cast will begin today, October 18, 2006, at 9:30 a.m. ET / 8:30 a.m. CT. An audio replay of the call will also be available at www.cdw.com/investor for approximately two weeks.

    Additional financial and operational data is provided in a series of supplemental slides available at www.cdw.com/investor.

    For more information about CDW:

    Visit CDW on the Internet at http://www.cdw.com. Contact CDW
Investor Relations via the Internet at investorrelations@cdw.com or by telephone at 847-419-6328.

    CDW is a registered trademark and CDW@work is a trademark of CDW Corporation. Other company and product names may be trademarks of their respective owners.



                   CDW CORPORATION AND SUBSIDIARIES
             CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                (in thousands, except per share data)


                        Three Months Ended        Nine Months Ended
                           September 30,            September 30,
                      -----------------------  -----------------------
                         2006        2005         2006        2005
                      ----------- -----------  ----------- -----------

Net sales             $1,739,457  $1,670,204   $4,961,544  $4,684,881
Cost of sales          1,471,586   1,415,261    4,175,747   3,966,031
                      ----------- -----------  ----------- -----------

Gross profit             267,871     254,943      785,797     718,850

Selling and
 administrative
 expenses                127,416     112,670      382,356     320,233
Advertising expense       28,964      29,843       89,866      85,969
                      ----------- -----------  ----------- -----------

Income from
 operations              111,491     112,430      313,575     312,648

Interest income            5,167       3,662       15,866      10,830
Other expense, net          (361)       (284)      (1,417)     (1,133)
                      ----------- -----------  ----------- -----------

Income before income
 taxes                   116,297     115,808      328,024     322,345

Income tax provision      38,563      42,684      115,501     120,763
                      ----------- -----------  ----------- -----------

Net income            $   77,734  $   73,124   $  212,523  $  201,582
                      =========== ===========  =========== ===========

Earnings per share:
     Basic            $     1.00  $     0.91   $     2.69  $     2.47
                      =========== ===========  =========== ===========
     Diluted          $     0.98  $     0.88   $     2.63  $     2.40
                      =========== ===========  =========== ===========

Weighted-average
 number of common
 shares outstanding:
     Basic                77,890      80,526       78,956      81,487
                      =========== ===========  =========== ===========
     Diluted              79,459      82,957       80,674      83,993
                      =========== ===========  =========== ===========

Dividends per share   $     0.00  $     0.00   $     0.52  $     0.43
                      =========== ===========  =========== ===========




                   CDW CORPORATION AND SUBSIDIARIES
                CONDENSED CONSOLIDATED BALANCE SHEETS
                            (in thousands)


                           September 30,  December 31,   September 30,
                               2006           2005           2005
                           -------------  -------------  -------------

Assets

Current assets:
  Cash, cash equivalents
   and marketable
   securities              $    521,273   $    571,750   $    525,334
  Accounts receivable, net
   of allowance for
   doubtful accounts of
   $9,574, $9,564 and
   $9,910 respectively          738,600        637,245        668,660
  Merchandise inventory         285,165        243,564        258,720
  Miscellaneous
   receivables                   40,141         27,848         31,684
  Deferred income taxes          16,298         12,562         13,718
  Prepaid expenses               15,713          8,274          5,712
                           -------------  -------------  -------------

     Total current assets     1,617,190      1,501,243      1,503,828

Marketable securities            50,000         39,176         64,317
Property and equipment,
 net                            119,263         97,277         92,690
Other assets                     14,449         11,360         10,709
                           -------------  -------------  -------------

         Total assets      $  1,800,902   $  1,649,056   $  1,671,544
                           =============  =============  =============


Liabilities and Shareholders' Equity

Current liabilities:
  Accounts payable         $    340,254   $    245,201   $    299,866
  Accrued expenses and
   other current
   liabilities                  131,996        122,560        128,595
                           -------------  -------------  -------------

     Total current
      liabilities               472,250        367,761        428,461

Long-term liabilities            22,729         16,730         16,464

Shareholders' equity:
     Total shareholders'
      equity                  1,305,923      1,264,565      1,226,619
                           -------------  -------------  -------------

         Total liabilities
          and
          shareholders'
          equity           $  1,800,902   $  1,649,056   $  1,671,544
                           =============  =============  =============




                   CDW CORPORATION AND SUBSIDIARIES
                    SEGMENT REPORTING INFORMATION
                            (in thousands)


                         Three Months Ended September 30, 2006
                  ----------------------------------------------------
                                            Headquarters
                   Corporate     Public           /
                    Sector       Sector        Other      Consolidated
                  -----------  -----------  ------------  ------------

Net sales         $1,088,364   $  651,093   $         -   $ 1,739,457
                  ===========  ===========  ============  ============

Income (loss)
 from operations  $   83,805   $   36,867   $    (9,181)  $   111,491
                  ===========  ===========  ============

Net interest
 income and other
 expense                                                        4,806
                                                          ------------

Income before
 income taxes                                             $   116,297
                                                          ============

Total assets      $  637,714   $  299,297   $   863,891   $ 1,800,902
                  ===========  ===========  ============  ============




                         Three Months Ended September 30, 2005
                  ----------------------------------------------------
                                            Headquarters
                   Corporate     Public           /
                    Sector       Sector        Other      Consolidated
                  -----------  -----------  ------------  ------------

Net sales         $1,116,658   $  553,546   $         -   $ 1,670,204
                  ===========  ===========  ============  ============

Income (loss)
 from operations  $   88,582   $   32,414   $    (8,566)  $   112,430
                  ===========  ===========  ============

Net interest
 income and other
 expense                                                        3,378
                                                          ------------

Income before
 income taxes                                             $   115,808
                                                          ============

Total assets      $  447,826   $  271,559   $   952,159   $ 1,671,544
                  ===========  ===========  ============  ============




                   CDW CORPORATION AND SUBSIDIARIES
                    SEGMENT REPORTING INFORMATION
                            (in thousands)


                          Nine Months Ended September 30, 2006
                  ----------------------------------------------------
                                            Headquarters
                   Corporate     Public           /
                    Sector       Sector        Other      Consolidated
                  -----------  -----------  ------------  ------------

Net sales         $3,350,427   $1,611,117   $         -   $ 4,961,544
                  ===========  ===========  ============  ============

Income (loss)
 from operations  $  261,999   $   80,520   $   (28,944)  $   313,575
                  ===========  ===========  ============

Net interest
 income and other
 expense                                                       14,449
                                                          ------------

Income before
 income taxes                                             $   328,024
                                                          ============

Total assets      $  637,714   $  299,297   $   863,891   $ 1,800,902
                  ===========  ===========  ============  ============




                          Nine Months Ended September 30, 2005
                  ----------------------------------------------------
                                            Headquarters
                   Corporate     Public           /
                    Sector       Sector        Other      Consolidated
                  -----------  -----------  ------------  ------------

Net sales         $3,281,442   $1,403,439   $         -   $ 4,684,881
                  ===========  ===========  ============  ============

Income (loss)
 from operations  $  253,141   $   84,121   $   (24,614)  $   312,648
                  ===========  ===========  ============

Net interest
 income and other
 expense                                                        9,697
                                                          ------------

Income before
 income taxes                                             $   322,345
                                                          ============

Total assets      $  447,826   $  271,559   $   952,159   $ 1,671,544
                  ===========  ===========  ============  ============




                   CDW CORPORATION AND SUBSIDIARIES
                            OPERATING DATA


----------------------------------------------------------------------
                          Three Months Ended     Nine Months Ended
                            September 30,          September 30,
                        ----------------------------------------------
                           2006       2005        2006        2005
                        ----------------------------------------------
% of sales to commercial
 customers (1)                99.1%      99.1%       99.1%       98.8%
Direct web sales (000's)  $496,275   $455,298  $1,490,764  $1,314,389
Sales force, end of
 period                      2,211      2,061       2,211       2,061
Annualized inventory
 turnover                       24         25          23          24
Accounts receivable -
 days sales outstanding         39         37          41          39
----------------------------------------------------------------------

(1) Commercial customers are defined as public sector and corporate customers excluding consumers.

    CONTACT: CDW Corporation
             Investor Inquiries
             Cindy Klimstra, 847-968-0268
             Vice President, Investor Relations
             or
             Media Inquiries
             Gary Ross, 847-371-5048
             Senior Manager, Corporate Communications